Exhibit (h)(87)

Amendment to
Principal Financial Officer Services Agreement

This Amendment dated as of April 15, 2016 (this “Amendment”) is to the Principal Financial Officer Services Agreement dated January 30, 2012 (the “Agreement”), by and among ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation, Financial Investors Trust (the “Trust”), a Delaware statutory trust, and Seafarer Capital Partners, LLC (the “Adviser”), a Delaware limited liability company.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, ALPS, the Trust and the Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.          Effective as of the date of this Amendment, Appendix A to the Agreement is hereby deleted and replaced in its entirety with a new Appendix A attached hereto and incorporated by reference herein.

2.          Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.
FINANCIAL INVESTORS TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Edmund J. Burke	By:	/s/ Thomas A. Carter
Name:	Edmund J. Burke	Name:	Thomas A. Carter
Title:	President	Title:	President
SEAFARER CAPITAL PARTNERS, LLC
By:	/s/ Michelle Foster
Name:	Michelle Foster
Title:	President

Exhibit (h)(87)

APPENDIX A

LIST OF FUNDS

Seafarer Overseas Growth and Income Fund
Seafarer Overseas Value Fund